Exhibit 99.2


                                                          Contact: Paul V. Maier
                                                       Senior Vice President and
                                                         Chief Financial Officer
                                                                    858-550-7573

             LIGAND RESTRUCTURES AVINZA LICENSE AND SUPPLY AGREEMENT

                     -- Elan to Forego Co-Promotion Option,
                    Manufacture AVINZA for Lower Royalty and
                    Supply Price in Exchange for $100 Million
                               Up-Front Payment --

    -- LIGAND TO PURCHASE AND RETIRE 2.2 MILLION LIGAND SHARES HELD BY ELAN;
       ELAN AGREES TO 6-MONTH LOCK-UP ON 11.8 MILLION REMAINING SHARES --

     SAN DIEGO, CA - NOVEMBER 12, 2002 - Ligand Pharmaceuticals (Nasdaq: LGND) announced today it has amended the terms of its AVINZA (morphine sulfate extended-release capsules) license and supply agreement with Elan Corporation, plc (NYSE: ELN), thereby improving its gross margin on AVINZA and facilitating a potential co-promotion agreement with a future partner.

     Under the terms of the amendment, Ligand will pay Elan $100 million in return for a reduction in Elan's royalty rate on sales of AVINZA by Ligand, rights to sublicense and obtain a co-promotion partner in its territories, and rights to qualify and purchase AVINZA from a second manufacturing source. Elan's new royalty and supply price of AVINZA will be approximately 10% of the product's net sales, compared to approximately 30-35% in the prior agreement. In addition, Elan will forego its option to co-promote AVINZA in the United States and Canada. Closing of the transaction is subject to Ligand completing a financing, which is described in a separate news release issued today.

     Separately, Ligand also announced it will purchase, then retire, approximately 2.2 million Ligand shares owned by an affiliate of Elan for $9 a share. Closing of the purchase may occur up to 90 days from the date of the agreement. In addition, Elan has agreed to a 6-month lock-up period on 11.8 million of its remaining 12.2 million Ligand shares. Ligand has agreed to changes to Elan's registration rights to facilitate an orderly distribution of its shares after the lock-up period.

     "The restructuring of the AVINZA license and supply agreement and the Ligand stock repurchase and lock-up represent major progress toward realizing the full value of AVINZA and increasing Ligand

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shareholder value," said David E. Robinson, chairman, president and chief executive officer of Ligand. "The revised agreement provides Ligand with greatly enhanced rights and operating margins, resulting in greater control and flexibility to drive the value of one of our most important near-term revenue opportunities, whether alone or with a co-promotion partner. We are pleased that the rebalancing of AVINZA economics will continue to provide Elan, through its supply and royalty interest, with participation in the success of AVINZA."

     "Ligand expects that the proposed restructuring transactions will be accretive to EPS on an if-converted basis in 2003, with an AVINZA break-even sales level of approximately $70 million going forward," said Paul V. Maier, Ligand's senior vice president and chief financial officer.

     Under the companies' proposed revised agreement, Elan will continue to manufacture AVINZA for Ligand at Elan's Gainesville, GA plant. Ligand is free to qualify a second, non-Elan manufacturing facility for AVINZA requirements.

     Under their revised agreement, ownership of the AVINZA NDA will be transferred from Elan to Ligand, with all corresponding post-approval FDA obligations.

ABOUT AVINZA

     In March, the U.S. Food and Drug Administration granted marketing approval for AVINZA for the once-daily treatment of moderate-to-severe pain in patients who require continuous, around-the-clock opioid therapy for an extended period of time. AVINZA was developed by Elan, which licensed the U.S. and Canadian rights to Ligand in 1998.

WEB CAST CONFERENCE CALL

     Ligand will host a live web cast, open to all interested parties, of a conference call during which Ligand management will discuss this news release. The web cast will be available at HTTP://WWW.LIGAND.COM (investor relations page) and HTTP://WWW.STREETEVENTS.COM (password protected) on November 13 at 8:30 a.m. Eastern Time (5:30 a.m. Pacific).

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ABOUT LIGAND

     Ligand Pharmaceuticals Incorporated discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors (IRs) and Signal Transducers and Activators of Transcription (STATs).

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect the company's judgment as of the date of this release. These statements include those related to completion of the proposed restructuring of the Elan relationship being subject to completion of a financing, co-promotion, product potential, manufacturing facilities, demand for AVINZA, its financial performance and effect on earnings, and the potential restructuring of the license and supply agreement. Actual events or results may differ from the company's expectations. There can be no assurance that Ligand will complete a co-promotion agreement with any company, that co-promotion will be successful, that the transaction will be accretive to earnings, that AVINZA will reach its potential or expectations, that Elan's manufacturing facilities or those of a second source will be able to supply AVINZA adequately and reliably in the future, or that the potential restructuring of the license and supply agreement will be completed. Additional information concerning these and other risk factors affecting Ligand's businesses can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission, available via the company's internet site at www.Ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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